UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(D)

of the Securities Exchange Act Of 1934

Date of report (Date of earliest event reported):
December 10, 2014

Bank of Commerce Holdings

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

0-25135	94-2823865
(Commission File Number)	IRS Employer Identification No.

1901 Churn Creek Road
Redding, California 96002
(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (530) 722-3939

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 7.01 – Regulation FD Disclosure

On December 10, 2014, Bank of Commerce Holdings (the “Company”) entered into a Securities Purchase Agreement (“SPA”) with EJF Capital LLC.  Under the terms of the SPA, the Company purchased 5,000 shares of trust preferred securities (liquidation amount of $1,000 per security) that were issued by Redding Bancorp Trust, a special purpose entity whose common stock is owned by the Company.  The trust preferred securities will be retired along with certain related common stock issued by Redding Bancorp Trust and subordinated debentures issued by the Company.  The purchase price for the trust preferred securities, which have a par value of $5.0 million, is $4.6 million plus $35 thousand in accrued and unpaid interest. The purchase and sale of the trust preferred securities is expected to close in the fourth quarter of 2014 and the Company expects to record a gain of $406 thousand on the extinguishment of such debt.

The information in this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filings or document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 16, 2014
/s/ James A. Sundquist
By: James A. Sundquist
Executive Vice President and Chief Financial Officer